Fort                           Lee,                            NJ
June 2, 1999

  Alpharma Issues $170 Million Convertible Senior Subordinated
                              Notes

Fort   Lee,  NJ.June  2,  1999.Alpharma  Inc.  (NYSE:ALO)   today
announced  that  it  has issued $170 million  Convertible  Senior
Subordinated Notes due 2006.

The Notes will pay cash interest of 3% per annum, calculated on the initial principal amount of the Notes. The Notes will mature on June 1, 2006 at a price of 134.104% of the initial principal amount. The payment of the principal amount of the Notes at maturity (or earlier, if the Notes are redeemed by the Company prior to maturity), together with cash interest paid over the term of the Notes, will yield investors 6.875% per annum. The notes are redeemable by the Company after June 16, 2002.

The Notes will be convertible at any time prior to maturity, unless previously redeemed, into 31.1429 shares of the Company's Class A Common stock per $1000 of initial principal amount of Notes. This ratio results in an initial conversion price of $32.11 per share. The number of shares into which a Note is convertible will not be adjusted for the accretion of principal.

This 144A transaction was lead managed by Warburg Dillon Read LLC with Bear, Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette participating as co-managers. In addition to these three firms, CIBC World Markets and SG Cowen also acted as initial purchasers.

Alpharma   Inc.  (NYSE:ALO)  is  a  multinational  pharmaceutical
company that develops, manufactures and markets specialty human pharmaceutical and animal health products.
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Co. Contacts:  Diane M. Cady, Vice President, Investor Relations
          Linda Menzel, IR Associate
          (201) 947-7774/(800) 200-9159

All Alpharma press releases may also be accessed on our website at http://www.alpharma.com